Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-67921) pertaining to the Reliv International, Inc. 401(k) Plan of our report dated June 16, 2010, with respect to the financial statements and supplemental schedule of the Reliv International, Inc. 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 31, 2009.

/s/ RubinBrown LLP

St. Louis, Missouri
June 16, 2010